SPORTSLINE USA, INC. ANNOUNCES REPURCHASE OF $60 MILLION OF
                 ITS 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006

FORT LAUDERDALE, FL (August 26, 1999) - SportsLine USA, Inc. (Nasdaq: SPLN) today announced that during August it repurchased $60 million aggregate principal amount of its 5% Convertible Subordinated Notes due 2006 (the "Notes"). The aggregate cost to repurchase the Notes was approximately $36.4 million and, as a result, SportsLine will recognize an extraordinary gain of approximately $22.0 million, net of unamortized debt issuance costs, in the quarter ending September 30, 1999. The aggregate principal amount of the Notes outstanding has been reduced from $150 million to $90 million, a decrease of 40%.

About SportsLine USA, Inc.

SportsLine USA, Inc. is at the leading edge of media companies, providing Internet sports content, community and e-commerce on a global basis. SportsLine USA's content includes more than 400,000 pages of multimedia sports information, entertainment and merchandise. SportsLine USA was founded in 1994 and its flagship Internet sports service (cbs.sportsline.com) was renamed CBS SportsLine in March of 1997 as part of an exclusive promotional and content agreement with CBS Sports. SportsLine USA produces the official league Web sites for Major League Baseball, the PGA TOUR and NFL Europe League, and serves as the primary sports content provider for America Online, Netscape and Excite. In May 1999, the Company commenced operations in Europe through its majority-owned subsidiary, SportsLine Europe Limited.


Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine USA's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine USA's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine USA's latest Annual Report on Form 10-K. SportsLine USA undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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